Exhibit 99.1

GBT TECHNOLOGIES INC.

PRO FORMA CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2019

ASSETS
	As Filed	Adjustments		As Adjusted
Current Assets:
Cash	$454,407		$335,200	$789,607
Accounts receivable	670,914			670,914
Prepaid expenses and other current assets	187,500			187,500
Marketable equity security	5,600,000		(5,600,000)	—
Total current assets	6,912,821		(5,264,800)	1,648,021
Property and equipment, net	192,327			192,327
Intangible assets, net	2,912,208			2,912,208
Equity investment	31,663,441			31,663,441
Goodwill	925,877			925,877
Total assets	$42,606,674		$(5,264,800)	$37,341,874
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses (including related parties of $574,542)	$2,889,897	$		$2,889,897
Unearned revenue	253,429			253,429
Due to Guardian LLC (related party)	33,356			33,356
Convertible notes payable, net of discount of $4,090,099	1,319,901			1,319,901
Note payable, net of discount of $198,904	4,866,096			4,866,096
Derivative liability	109,181,600			109,181,600
Total current liabilities	118,544,279		—	118,544,279
Convertible note payable	10,000,000			10,000,000
Total liabilities	128,544,279		—	128,544,279
Contingencies	—			—
				—
Stockholders' Deficit:	—
Series B Preferred stock	—			—
Series C Preferred stock	—			—
Series D Preferred stock	—			—
Series G Preferred stock	—			—
Series H Preferred stock	—			—
Common stock	4,166		(2)	4,164
Treasury stock	(643,059)			(643,059)
Stock loan receivable	(7,610,147)			(7,610,147)
Additional paid in capital	106,214,002		(797,998)	105,416,004
Accumulated deficit	(183,902,567)		(4,466,800)	(188,369,367)
Total stockholders' deficit	(85,937,605)		(5,264,800)	(91,202,405)
Total liabilities and stockholders' deficit	$42,606,674		$(5,264,800)	$37,341,874

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GBT TECHNOLOGIES INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2019

	As Filed	Adjustments		As Adjusted
Sales:
Sales	$25,735,087	$		$25,735,087
Related party sales	90,000			90,000
Total sales	25,825,087		—	25,825,087
Cost of goods sold	24,910,141			24,910,141
Gross profit	914,946		—	914,946
Operating expenses:
General and administrative expenses	5,454,206			5,454,206
Marketing expenses	717,824			717,824
Acquisition costs	150,000			150,000
Total operating expenses	6,322,030		—	6,322,030
Loss from operations	(5,407,084)		—	(5,407,084)
Other income (expense):
Amortization of debt discount	(2,580,121)			(2,580,121)
Change in fair value of derivative liability	(101,890,733)			(101,890,733)
Interest expense and financing costs	(5,924,238)			(5,924,238)
Unrealized loss on marketable equity security	(5,682,912)		(1,992,405)	(7,675,317)
Realized gain on disposal of marketable equity security	3,582,912		(2,474,395)	1,108,517
Equity loss in investment	(36,559)			(36,559)
Interest income	187,500			187,500
Total other income (expense)	(112,344,151)		(4,466,800)	(116,810,951)
Loss before income taxes	(117,751,235)		(4,466,800)	(122,218,035)
Income tax expense	—		—	—
Net loss	$(117,751,235)		$(4,466,800)	$(122,218,035)

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